EXHIBIT 99.2

PRO FORMA APPLICATION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS No. 142,
“GOODWILL AND OTHER INTANGIBLE ASSETS”

Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” was issued by the Financial Accounting Standards Board in June of 2001. The Statement addresses the accounting for intangible assets acquired outside of a business combination. The Statement also addresses the accounting for goodwill and other intangible assets subsequent to initial recognition. SFAS No. 142 provides that goodwill no longer will be amortized and instead will be tested for impairment on an annual basis.

As described in The Kroger Co.’s Quarterly Report on Form 10-Q dated July 9, 2002, The Kroger Co. (“Company”) adopted SFAS No. 142 on February 3, 2002. The transitional impairment review required by SFAS No. 142 resulted in a $26 million pre-tax loss to write-off the jewelry store division goodwill based on its implied fair value. Impairment primarily resulted from the recent operating performance of the division and review of the division’s projected future cash flows on a discounted basis, rather than on an undiscounted basis, as was the standard under SFAS No. 121, prior to adoption of SFAS No. 142. This loss was recorded as a cumulative effect of an accounting change, net of a $10 million tax benefit, in the first quarter of 2002.

The following table includes the selected financial data of the Company, as presented in its fiscal 2001 Annual Report:

	Fiscal Years Ended
	February 2, 2002 (52 weeks)		February 3, 2001 (53 weeks)		January 29, 2000 (52 weeks)	January 2, 1999 (53 weeks)	December 27, 1997 (52 weeks)
Sales	$50,098		$49,000		$45,352	$43,082	$33,927
Gross profit	13,700		13,196		12,036	11,019	8,459
Earnings before extraordinary loss	1,043		880		623	504	589
Extraordinary loss(A)	—		(3)		(10)	(257)	(124)
Net earnings	1,043		877		613	247	465
Diluted earning per share:
Earnings before extraordinary loss	1.26		1.04		0.73	0.59	0.79
Extraordinary loss(A)	—		—		(0.01)	(0.30)	(0.16)
Net earnings	1.26		1.04		0.72	0.29	0.63
Total assets	19,087		18,179		17,846	16,604	11,718
Long-term obligations, including
obligations under capital leases	10,100		9,708		9,848	9,307	6,665
Shareowners’ equity	3,502		3,089		2,678	1,927	917
Cash dividends per common share	(B	)	(B	)	(B )	(B )	(B )

(A)	Amounts are net of tax. The extraordinary items in 2000 and 1999 relate to premiums paid to retire early certain indebtedness and the write-off of related deferred financing costs.
(B)
During the fiscal years listed above, the Company was prohibited from paying cash dividends under the terms of its previous Credit Agreement (“Old Credit Agreement”). On May 22, 2002, the Company entered into a new Credit Agreement, at which time the restriction on payment of cash dividends was eliminated.

The following table sets forth, on a pro forma basis, net earnings, net earnings per basic common share and net earnings per diluted common share for the three fiscal years ended February 2, 2002, February 3, 2001 and January 29, 2000, after giving effect to SFAS No. 142. This results in the elimination of goodwill amortization and its tax effect, for the years then ended.

	Fiscal Years Ended
	February 2, 2002 (52 weeks)	February 3, 2001 (53 weeks)	January 29, 2000 (52 weeks)
As reported:
Earnings before extraordinary items	$1,043	$880	$623
Extraordinary loss (net of tax)	0	(3)	(10)
Net earnings	1,043	877	613
Earnings per basic common share:
Earnings before extraordinary items	1.30	1.07	0.75
Extraordinary loss (net of tax)	—	—	(0.01)
Net earnings	1.30	1.07	0.74
Earnings per diluted common share:
Earnings before extraordinary items	1.26	1.04	0.73
Extraordinary loss (net of tax)	—	—	(0.01)
Net earnings	1.26	1.04	0.72
As adjusted:
Reported net earnings	$1,043	$877	$613
Add back:
Goodwill amortization	103	101	99
Tax effect	(12)	(10)	(6)
Adjusted net earnings	1,134	968	706
Add back:
Extraordinary loss (net of tax)	—	3	10
Adjusted earnings before extraordinary items	1,134	971	716
Earnings per basic common share:
Reported net earnings	1.30	1.07	0.74
Add back:
Goodwill amortization	0.13	0.12	0.12
Tax effect	(0.02)	(0.01)	(0.01)
Adjusted net earnings	1.41	1.18	0.85
Add back:
Extraordinary loss (net of tax)	—	—	0.01
Adjusted earnings before extraordinary items	1.41	1.18	0.86
Earnings per diluted common share:
Reported net earnings	1.26	1.04	0.72
Add back:
Goodwill amortization	0.12	0.12	0.12
Tax effect	(0.01)	(0.01)	(0.01)
Adjusted net earnings(1)	1.37	1.15	0.82
Add back:
Extraordinary loss (net of tax)	—	—	0.01
Adjusted earnings before extraordinary items	1.37	1.15	0.83

(1)	Items may not accurately foot due to rounding.